UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2023

RESPIRERX PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

RespireRx Pharmaceuticals Inc. (OTC Markets: RSPI) and the Board of Trustees of University of Illinois, a body corporate and politic of the State of Illinois, have agreed to a second amendment (“Second Amendment”) to their Exclusive License Agreement (“License Agreement”). The License Agreement is effective June 27, 2014 and was amended on August 2, 2017. The Second Amendment is effective December 15, 2022 and was signed by RespireRx and UIL on January 3, 2023 and January 18, 2023 respectively.

The parties entered into the Second Amendment in order to add new definitions for and payment obligations related to Deferred Compensation Annual Net Sales Payments and Deferred Compensation Annual Minimum Payment(s) with an extension of the term of the License in consideration for modifying financial terms and timelines.

Summarizing the above: (i) the definition of Product now includes any product or process that would have been enforceable under the Patent after the Patent Rights have expired, (ii) Deferred Compensation Annual Net Sales Payments means those payment obligations calculated on Net Sales as set forth in Schedule 2, as amended, but which only become due and payable after the expiration of the Patent Rights and shall not be due and payable while any of the Patent Rights have not yet expired and (iii) Deferred Compensation Minimum Payment(s) means those annual payment obligations set forth in Schedule 2 as amended, which shall only become due and payable after the expiration of the Patent Rights and shall not be due and payable while any of the Patent Rights have not yet expired.

The logic behind extending certain financial obligations is based in part on the filing by the Company of a new patent application that was considered for, but not incorporated into the License. In lieu of incorporating the new patent into the License, the parties agreed to the new definitions described in (ii) and (iii) above but limited to eight (8) years after the Patent Rights have expired. Therefore, the new patent is not part of the definition of Patent Rights but the amendment does provide the potential for a similar economic benefit to the Licensor as if the new patent were assigned to the Licensor and became part of the License.

A number of additional changes, deletions and additions were made to various sections of the License.

Selected portions of Schedule 2 that were amended are summarized below:

-	Elimination of the $100,000 annual payments due by the Company to the Licensor from December 31, 2021 and later. That means that the unpaid amount of $100,000 for the calendar year 2021 is no longer due and payable and that no payment for 2022 is due and payable
-	Addition of 4% royalty with respect to Net Sales by Licensee or Sublicensee as Deferred Compensation Annual Net Sales Payments
-	The $150,000 amount that would have been due upon application for regulatory approval has now been eliminated, and instead replaced with a $350,000 amount due the first year with a market approval from the US FDA or a foreign equivalent and every year thereafter, until first commercial sale of a Product
-	The $250,000 annual minimum amount that would have been due the first year of commercial sale of a Product and every year thereafter is now $400,00. The annual minimum amounts may be satisfied in part or in whole with royalty payments

-	The original $75,000 milestone payment that was originally due upon the dosing of a 1st patient with a Product in a Phase II study not sponsored by the Licensor or the dosing of a 1st patient in a Phase II study with a low dose reformulation of dronbaninol, has been amended to a $10,000 payment due after the dosing of the 1st patient with a Product in a Phase II study anywhere in the world
-	The $350,000 milestone payment that would have due upon dosing of the 1st patient with a Product in a Phase III study is now two payments totaling $500,000, $150,000 of which is due upon the dosing of a 1st patient in a Phase III study anywhere in the world and $350,000 due upon the earlier of enrolling 80% of the patients with a Product in the Phase III study or one year after the initiation of the Phase III study or the termination of the Phase III study
-	The $500,000 and $1,000,000 milestones due after the first NDA and within twelve months of commercial sale respectively remain unchanged
-	Royalty stacking provisions remain unchanged.

The above is a summary of what the Company believes are key the provisions of the Second Amendment. A copy of the entirety of the Second Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K. The above summary is qualified in its entirety by the Current Report of Form 8-K including the copy of the Second Amendment filed as Exhibit 10.1 to such report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

A list of exhibits that are furnished and filed as part of this report is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1*	Second Amendment to Respirerx -University Of Illinois Exclusive License Agreement
99.1**	Press Release dated January 19, 2023 - RespireRx Pharmaceuticals Inc. announces the 2nd Amendment to its License Agreement with the University of Illinois
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2023	RESPIRERX PHARMACEUTICALS INC.
(Registrant)

	By:	/s/ Jeff E. Margolis
Jeff E. Margolis
SVP, CFO, Secretary and Treasurer